UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 1, 2009
TM ENTERTAINMENT AND MEDIA, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33746	20-8951489

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

307 East 87th Street, New York, NY	10128

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (212) 289-6942
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On May 1, 2009, TM Entertainment and Media, Inc. (the “Company”) entered into a share exchange agreement (the “Share Exchange Agreement”) with Hong Kong Mandefu Holdings Limited (d/b/a China MediaExpress) (“CME”). The Share Exchange Agreement is subject to approval by the stockholders of the Company.
Pursuant to the Share Exchange Agreement the Company will issue at closing 19.5 million new common shares and $20.0 million in cash in exchange for 100% of the outstanding equity of CME. In addition, CME shareholders may earn up to an additional 15.0 million shares of the Company subject to the achievement of the following net income targets for 2009 — 2011:

Year	Net Income (RMB)	Net Income (US$)(1)	Shares
2009	287.0 million	$42.0 million	1.0 million
2010	570.0 million	$83.5 million	7.0 million
2011	889.0 million	$130.2 million	7.0 million

(1)	Based on current exchange rate of 6.83 RMB/USD.
CME shareholders will also be entitled to receive up to $20.9 million of the cash proceeds from the exercise of the Company’s publicly held warrants.
Item 8.01. Other Events.
On May 4, 2009, the Company issued a press release announcing the execution of the Share Exchange Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference. Attached hereto as Exhibit 99.2 is a copy of a presentation and other information being provided by the Company to certain investors regarding the proposed acquisition of CME, which is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated May 4, 2009.
99.2	Investor Presentation dated May 4, 2009.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 4, 2009	TM Entertainment and Media, Inc.
	By:	/s/ Theodore S. Green
		Name:	Theodore S. Green
Chairman, Co-Chief Executive Officer Interim Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated May 4, 2009.
99.2	Investor Presentation dated May 4, 2009.

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